Exhibit 99.1

Media Contact:	Investor Relations Contact:
Bobbie Collins	Ellen Taylor
+1 212-810-8155	+1 212-810-3815
Bobbie.Collins@BlackRock.com	Ellen.Taylor@BlackRock.com

BlackRock Announces Addition to Board of Directors;
Declares Dividend on Common Stock of $1.375

NEW YORK, Sep 27, 2011 — BlackRock, Inc. (NYSE:BLK) announced that it has added to the Company's Board of Directors Marco Antonio "Tony" Slim Domit, Chairman and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., a Mexico-based holding company that provides banking and related services.

"Tony brings to our Board a global business perspective, with particular expertise in the financial services industry in the fast-growing markets of Latin America," commented Laurence D. Fink, Chairman and CEO of BlackRock. "Tony will provide valuable insight into markets that are key priorities for BlackRock. We look forward to welcoming Tony to the Board and know that he will make an important contribution to BlackRock's continued success."

As Chairman and CEO of Grupo Financiero Inbursa, Mr. Slim oversees a diversified financial services company that includes subsidiaries providing retail and commercial banking services; life, health, and property/casualty insurance; and brokerage and investment services. He has experience across more than eighteen countries.

With this appointment, BlackRock's Board of Directors has 17 members, 10 of whom are independent and not affiliated with the company. Mr. Slim, 43, has been Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa since 1997. He is also President of The Carlos Slim Health Institute, Vice Chairman of the Board of Impulsora del Desarrollo y el Empleo en America Latina (IDEAL), and a board member of several other companies in Latin America. Additional information can be found on the Investor Relations section of http://www.blackrock.com.

Dividend

BlackRock's Board of Directors has declared a quarterly cash dividend of $1.375 per share of common stock, payable December 23, 2011 to shareholders of record at the close of business on December 5, 2011.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At June 30, 2011, BlackRock's AUM was $3.659 trillion. BlackRock offers products that span the risk spectrum to meet clients' needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of June 30, 2011, the firm has approximately 9,700 employees in 26 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia, and the Middle East and Africa. For additional information, please visit the Company's website at http://www.blackrock.com.